FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
January 27, 2014	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY SECOND QUARTER RESULTS,
DECLARES $0.16 PER SHARE DIVIDEND,
SCHEDULES CONFERENCE CALL TO DISCUSS RESULTS FOR WEDNESDAY, JANUARY 29, AT 3:30PM CST

Highlights:

•
Preliminary fiscal year 2014 second quarter earnings per common share (diluted) reported at $.73, up from $.72 in the year ago period, as net income available to common shareholders increased to $2.5 million, compared to $2.4 million in the year ago period. Earnings per common share (diluted) were down $.01, as compared to the $.74 earned in the first quarter of fiscal 2014, the linked quarter.

•
For the second quarter of fiscal 2014, the Company generated an annualized return on average assets of 1.09% and an annualized return on average common equity of 11.7%, as compared to 1.32% and 12.5%, respectively, for the same period of the prior fiscal year. In the first quarter of fiscal 2014, the linked quarter, the annualized return on average assets was 1.27%, and the annualized return on average common equity was 12.2%. Profitability was negatively impacted by charges related to the acquisition and data conversion of the Bank of Thayer. The transaction closed in October and systems conversion was completed in December, 2013.

•
The Company posted loan growth of $102.3 million, or 15.6%, during the first six months of fiscal 2014; deposits increased $97.4 million, or 15.4%. Available-for-sale (AFS) securities were up $33.3 million, and cash and time deposit balances were up $7.1 million. The October 2013 acquisition of the Bank of Thayer accounted for $39.4 million in loan growth, $68.2 million in deposit growth, and $34.3 million in AFS securities growth.

•
Net interest margin for the second quarter of fiscal 2014 was 3.83%, down from the 4.17% reported for the year ago period, and from the net interest margin of 3.90% for the first quarter of fiscal 2014, the linked quarter.

•
Noninterest income was up 49.0% for the second quarter of fiscal 2014, compared to the year ago period, and up 30.1% from the first quarter of fiscal 2014, the linked quarter. The current period’s noninterest income included $109,000 in realized gains on AFS securities.

•
Noninterest expense was up 40.2% for the second quarter of fiscal 2014, compared to the year ago period, and up 36.3% from the first quarter of fiscal 2014, the linked quarter. The current period’s noninterest expense included $563,000 attributable to legal and data conversion charges related to the acquisition of the Bank of Thayer, and $57,000 in legal charges related to the acquisition of Citizens State Bank.

•
Non-performing assets were $4.8 million, or 0.51% of total assets, at December 31, 2013, as compared to $4.6 million, or 0.58% of total assets, at June 30, 2013. At the previous quarter end, September 30, 2013, non-performing assets were $3.6 million, or 0.43% of total assets.

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income available to common shareholders for the second quarter of fiscal 2014 of $2.5 million, an increase of $38,000, or 1.6%, as compared to $2.4 million in the same period of the prior fiscal year. The increase was attributable to increases in net interest income and noninterest income, as well as reductions in provisions for loan losses and income taxes, and was partially offset by an increase in noninterest expense. Preliminary net income available to common shareholders was $.73 per fully diluted common share for the second quarter of fiscal 2014, an increase of 1.4% as compared to the $.72 per fully diluted common share earned during the same period of the prior fiscal year.

Preliminary net income available to common shareholders for the first six months of fiscal 2014 was announced at $5.0 million, an increase of $156,000, or 3.2%, as compared to $4.8 million in the same period of the prior fiscal year. The increase was attributable to increases in net interest income and noninterest income, as well as reductions in provisions for loan losses and income taxes, and was partially offset by an increase in noninterest expense. Preliminary net income available to common shareholders was $1.47 per fully diluted common share for the first six months of fiscal 2014, an increase of 2.8% as compared to the $1.43 per fully diluted common share earned during the same period of the prior fiscal year.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on January 21, 2014, declared its 79th consecutive quarterly dividend on common stock since the inception of the Company. The cash dividend of $.16 per common share will be paid on February 28, 2014 to common stockholders of record at the close of business on February 14, 2014. The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Recent Developments:

The Company previously announced on November 7, 2013, the signing of a definitive merger agreement whereby Citizens State Bankshares of Bald Knob, Inc., and its subsidiary, Citizens State Bank, Bald Knob, Arkansas, will be acquired in an all-cash transaction.  The acquired financial institution will be merged with and into Southern Bank.  The transaction is expected to close in April, 2014.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Wednesday, January 29, 2014, at 3:30 p.m., CST (4:30 p.m., EST). The call will be available live to interested parties by calling 1-888-317-6016 in the United States (Canada: 1-855-669-9657, international: 1-412-317-6016). Telephone playback will be available one hour following the conclusion of the call, through February 13, 2014. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10040314.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first six months of fiscal 2014, with total assets increasing $153.8 million, or 19.3%, to $950.2 million at December 31, 2013, as compared to $796.4 million at June 30, 2013. Balance sheet growth was primarily due to growth in loan and available-for-sale securities balances. Balance sheet growth was funded primarily with Federal Home Loan Bank (FHLB) advances and increases in deposit balances.  Balance sheet growth was attributable primarily to organic loan growth and the October acquisition of the Bank of Thayer, which accounted for approximately $74.9 million in asset growth.

Available-for-sale investments increased $33.3 million, or 41.6%, to $113.3 million at December 31, 2013, as compared to $80.0 million at June 30, 2013. The increase was primarily attributable to the October acquisition of the Bank of Thayer, which included $34.3 million in securities balances.  The increase consisted of investments in mortgage-backed securities and municipal bonds. Cash equivalents and time deposits increased $7.1 million, or 51.5%, as compared to June 30, 2013.

Loans, net of the allowance for loan losses, increased $101.6 million, or 15.7%, to $748.7 million at December 31, 2013, as compared to $647.2 million at June 30, 2013. The increase was primarily attributable to organic growth and the October acquisition of the Bank of Thayer, which included $39.4 million in loans, at fair value.  The increase consisted of residential real estate and commercial real estate loans.  The increase in residential real estate loans was split roughly equally between 1-to-4 family and multi-family collateral.

Non-performing loans were $1.7 million, or 0.22% of gross loans, at December 31, 2013, as compared to $1.4 million, or 0.22% of gross loans, at June 30, 2013; non-performing assets were $4.8 million, or 0.51% of total assets, at December 31, 2013, as compared to $4.6 million, or 0.58% of total assets, at June 30, 2013. Our allowance for loan losses at December 31, 2013, totaled $9.1 million, representing 1.20% of gross loans and 548% of non-performing loans, as compared to $8.4 million, or 1.28% of gross loans, and 584% of non-performing loans, at June 30, 2013. The increase in non-performing assets was attributable primarily to foreclosed real estate obtained in the October acquisition of the Bank of Thayer, consisting mostly of commercial real estate, and was partially offset by sales of legacy foreclosed real estate. For one relationship, which accounted for $2.1 million in foreclosed real estate balances at June 30, 2013, the sale of certain properties reduced the carrying amount to $1.7 million at December 31, 2013, with that remaining balance comprised entirely of commercial real estate. For all impaired loans, the Company has measured impairment under ASC 310-10-35, and management believes the allowance for loan losses at December 31, 2013, is adequate, based on that measurement.

Total liabilities increased $150.7 million to $845.2 million at December 31, 2013, an increase of 21.7% as compared to $694.6 million at June 30, 2013. This growth was attributable to the October acquisition of the Bank of Thayer, organic deposit growth, and the use of FHLB advances to fund organic loan growth.

Deposits increased $97.4 million, or 15.4%, to $729.8 million at December 31, 2013, as compared to $632.4 million at June 30, 2013. The increase was primarily attributable to the October acquisition of the Bank of Thayer, which included $68.2 million in deposits, at fair value, and organic growth. The increase consisted of interest-bearing checking, certificates of deposit, noninterest-bearing checking accounts, money market deposit accounts, and savings accounts.  The average loan-to-deposit ratio for the second quarter of fiscal 2014 was 103.6%, as compared to 105.8% for the same period of the prior fiscal year.

FHLB advances were $80.9 million at December 31, 2013, an increase of $56.4 million, or 230.2%, as compared to $24.5 million at June 30, 2013. The increase was attributable primarily to the use of overnight borrowings to fund asset growth. Securities sold under agreements to repurchase totaled $21.8 million at December 31, 2013, as compared to $27.8 million at June 30, 2013, a decrease of 21.5%. At both dates, the full balance of repurchase agreements was due to local small business and government counterparties. The Company has encouraged these counterparties to migrate to a swept deposit product that places their funds in other FDIC-insured depositories, while providing funding to our institution under a reciprocal arrangement, in order to improve the Company’s liquidity.

The Company’s stockholders’ equity increased $3.2 million, or 3.1%, to $105.0 million at December 31, 2013, from $101.8 million at June 30, 2013. The increase was due primarily to retention of net income, partially offset by cash dividends paid on common and preferred stock, and by a decrease in accumulated other comprehensive income, as the market value of the available-for-sale investment portfolio declined, net of tax, as a result of a general increase in market interest rates.

Income Statement Summary:

The Company’s net interest income for the three-month and six-month periods ended December 31, 2013, was $8.3 million and $15.7 million, respectively, increases of $1.0 million, or 13.6%, and $954,000, or 6.5%, respectively, as compared to the same periods of the prior fiscal year. The increase in the three-month period was attributable to a 23.6% increase in the average balance of interest-earning assets, partially offset by a decrease in net interest margin, from 4.17% to 3.83%. The increase in the six-month period was attributable to a 16.7% increase in the average balance of interest-earning assets, partially offset by a decrease in the net interest margin, from 4.23% to 3.86%.

In December 2010, the Company acquired from the FDIC, as receiver, most of the assets and assumed substantially all of the liabilities of the former First Southern Bank, Batesville, Arkansas (the Acquisition). Accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Acquisition declined to $168,000 and $372,000, respectively, for the three- and six-month periods ended December 31, 2013, as compared to $366,000 and $895,000, respectively, in the same periods of the prior fiscal year.  This component of net interest income contributed eight and nine basis points, respectively, to net interest margin in the three- and six-month periods ended December 31, 2013, as compared to 21 and 26 basis points, respectively, in the same periods of the prior fiscal year.  The Company expects the impact of the fair value discount accretion to continue to decline, over time, as the assets acquired at a discount continue to mature or prepay.

The provision for loan losses for the three- and six-month periods ended December 31, 2013, was $295,000 and $794,000, respectively, as compared to $462,000 and $1.1 million, respectively, in the same period of the prior fiscal year. As a percentage of average loans outstanding, provision for loan losses in the current three- and six-month periods represented an annualized charge of .16% and .23%, respectively, as compared to .30% and .35%, respectively, for the same periods of the prior fiscal year. The decrease in the provision was attributed primarily to low levels of net charge offs, as well as low classified and delinquent loan balances, partially offset by an increase in loan balances. Net charge offs for the three-month period ended December 31, 2013, were immaterial, and net charge offs for the six-month period ended December 31, 2013, were an annualized .03% of average loans, as compared to 0.13% for both fiscal year 2012 and fiscal year 2013.

The Company’s noninterest income for the three- and six-month periods ended December 31, 2013, was $1.7 million and $2.9 million, respectively, increases of $548,000, or 49.0%, and $768,000, or 35.3%, respectively, as compared to the same periods of the prior fiscal year. The increases were attributed primarily to increased deposit account charges and fees (resulting from the October 2013 acquisition of the Bank of Thayer, transaction account growth and increased NSF activity), $109,000 in gains realized on AFS securities, gains on sales of residential loans into the secondary market, increased loan fees, and increased bank card interchange income.

Noninterest expense for the three- and six-month periods ended December 31, 2013, was $6.2 million and $10.8 million, respectively, increases of $1.8 million, or 40.2%, and $2.2 million, or 25.8%, respectively, as compared to the same periods of the prior fiscal year. The increases included $620,000 and $745,000, respectively, in merger-related charges recognized in the three- and six-month periods ended December 31, 2013, related to the completed acquisition of Bank of Thayer and the pending acquisition of Citizens State Bank, Bald Knob, and were attributable primarily to legal and professional fees, employee compensation and benefits, occupancy, advertising, telecommunications, bank card interchange expense, internet banking charges, and additional amortization of a core deposit intangible resulting from the acquisition of the Bank of Thayer. The efficiency ratio, excluding securities gains or losses, for the three- and six-month periods ended December 31, 2013, was 63.0% and 58.2%, respectively, as compared to 52.6% and 50.7%, respectively, for the same periods of the prior fiscal year. The deterioration resulted from increases of 40.2% and 25.8%, respectively, in noninterest expense, partially offset by combined 17.0% and 9.5% increases, respectively, in net interest income and noninterest income, and was attributable primarily to merger-related charges and the decreased accretion of fair value discount on loans resulting from the acquisition.

The income tax provision for the three- and six-month periods ended December 31, 2013, was $957,000, and $2.0 million, decreases of $107,000, or 10.1%, and $225,000, or 10.2%, as compared to the same period of the prior fiscal year. The decreases were attributed to lower pre-tax income, as well as a decline in the effective tax rate, to 27.5% and 28.0%, respectively, in the current three- and six-month periods, as compared to 30.0% and 30.3%, respectively, in the same periods of the prior fiscal year. The decline in the effective tax rate was attributed to continued additional investments in tax-advantaged assets.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	December 31, 2013	June 30, 2013

Cash equivalents and time deposits	$20,865,000	$13,769,000
Available for sale (AFS) securities	113,298,000	80,004,000
Membership stock	5,273,000	3,011,000
Loans receivable, gross	757,815,000	655,552,000
Allowance for loan losses	9,085,000	8,386,000
Loans receivable, net	748,730,000	647,166,000
Bank-owned life insurance	16,726,000	16,467,000
Intangible assets	3,667,000	1,040,000
Premises and equipment	19,843,000	17,516,000
Other assets	21,809,000	17,418,000
Total assets	$950,211,000	$796,391,000

Interest-bearing deposits	$671,531,000	$586,937,000
Noninterest-bearing deposits	58,260,000	45,442,000
Securities sold under agreements to repurchase	21,801,000	27,788,000
FHLB advances	80,888,000	24,500,000
Other liabilities	3,022,000	2,678,000
Subordinated debt	9,714,000	7,217,000
Total liabilities	845,216,000	694,562,000
Preferred stock	20,000,000	20,000,000
Common stockholders' equity	84,995,000	81,829,000
Total stockholders' equity	104,995,000	101,829,000
Total liabilities and stockholders' equity	$950,211,000	$796,391,000

Equity to assets ratio	11.05%	12.79%

Common shares outstanding	3,300,000	3,294,000
Less: Restricted common shares not vested	32,000	32,000
Common shares for book value determination	3,268,000	3,262,000

Book value per common share	$26.01	$25.09
Closing market price	33.27	25.67

Nonperforming asset data as of:	December 31, 2013	June 30, 2013

Nonaccrual loans	$1,659,000	$1,437,000
Accruing loans 90 days or more past due	-	-
Nonperforming troubled debt restructurings (1)	-	-
Total nonperforming loans	1,659,000	1,437,000
Other real estate owned (OREO)	3,004,000	3,030,000
Personal property repossessed	48,000	46,000
Nonperforming investment securities	125,000	125,000
Total nonperforming assets	$4,836,000	$4,638,000

Total nonperforming assets to total assets	0.51%	0.58%
Total nonperforming loans to gross loans	0.22%	0.22%
Allowance for loan losses to nonperforming loans	547.62%	583.58%
Allowance for loan losses to gross loans	1.20%	1.28%
Performing troubled debt restructurings	$4,756,000	$4,883,000

(1) reported here only if not otherwise listed as nonperforming (i.e., nonaccrual or 90+ days past due)

	For the three-month period ended		For the six-month period ended
Average Balance Sheet Data:	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Interest-bearing cash equivalents	$6,897,000	$8,350,000	$6,453,000	$10,129,000
AFS securities and membership stock	124,617,000	77,466,000	105,669,000	76,257,000
Loans receivable, gross	737,502,000	617,495,000	700,499,000	610,245,000
Total interest-earning assets	869,016,000	703,311,000	812,621,000	696,631,000
Other assets	55,904,000	50,471,000	52,061,000	47,714,000
Total assets	$924,920,000	$753,782,000	$864,682,000	$744,345,000

Interest-bearing deposits	$654,865,000	$527,902,000	$622,098,000	$524,331,000
Securities sold under agreements to repurchase	23,478,000	26,858,000	23,173,000	25,713,000
FHLB advances	73,950,000	37,918,000	55,348,000	36,024,000
Subordinated debt	9,388,000	7,217,000	8,302,000	7,217,000
Total interest-bearing liabilities	761,681,000	599,895,000	708,921,000	593,285,000
Noninterest-bearing deposits	56,739,000	55,519,000	50,989,000	53,816,000
Other noninterest-bearing liabilities	2,102,000	358,000	1,476,000	336,000
Total liabilities	820,522,000	655,772,000	761,386,000	647,437,000

Preferred stock	20,000,000	20,000,000	20,000,000	20,000,000
Common stockholders' equity	84,398,000	78,010,000	83,296,000	76,908,000
Total stockholders' equity	104,398,000	98,010,000	103,296,000	96,908,000

Total liabilities and stockholders' equity	$924,920,000	$753,782,000	$864,682,000	$744,345,000

	For the three-month period ended		For the six-month period ended
Summary Income Statement Data:	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Interest income:
Cash equivalents	$3,000	$11,000	$6,000	$30,000
AFS securities and membership stock	723,000	457,000	1,220,000	945,000
Loans receivable	9,512,000	8,730,000	18,177,000	17,584,000
Total interest income	10,238,000	9,198,000	19,403,000	18,559,000
Interest expense:
Deposits	1,505,000	1,497,000	2,954,000	3,077,000
Securities sold under agreements to repurchase	31,000	54,000	63,000	102,000
FHLB advances	286,000	259,000	541,000	513,000
Subordinated debt	85,000	58,000	141,000	117,000
Total interest expense	1,907,000	1,868,000	3,699,000	3,809,000
Net interest income	8,331,000	7,330,000	15,704,000	14,750,000
Provision for loan losses	295,000	462,000	794,000	1,073,000
Securities gains	109,000	-	109,000	-
Noninterest income	1,557,000	1,118,000	2,837,000	2,178,000
Noninterest expense	6,226,000	4,441,000	10,793,000	8,578,000
Income taxes	957,000	1,065,000	1,981,000	2,206,000
Net income	2,519,000	2,480,000	5,082,000	5,071,000
Less: effective dividend on preferred shares	50,000	50,000	100,000	245,000
Net income available to common shareholders	$2,469,000	$2,430,000	$4,982,000	$4,826,000

Basic earnings per common share	$0.75	$0.74	$1.51	$1.47
Diluted earnings per common share	0.73	0.72	1.47	1.43
Dividends per common share	0.16	0.15	0.32	0.30
Average common shares outstanding:
Basic	3,297,000	3,289,000	3,295,000	3,289,000
Diluted	3,402,000	3,384,000	3,389,000	3,382,000

Return on average assets	1.09%	1.32%	1.18%	1.36%
Return on avg. common shareholders' equity	11.7%	12.5%	12.0%	12.6%
Net interest margin	3.83%	4.17%	3.87%	4.23%
Net interest spread	3.71%	3.98%	3.74%	4.05%
Efficiency ratio, excluding AFS gains or losses	63.0%	52.6%	58.2%	50.7%